Exhibit 99.1

CONTACT:

Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com	Peyton Marshall Executive Vice President & CFO 617.926.1551 pmarshall@panacos.com

Panacos Presents Data at 13th Conference on Retroviruses and Opportunistic Infections

Watertown, MA (February 9, 2006) – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced that its lead product candidate, the HIV maturation inhibitor PA-457, was the subject of three presentations at the 13th Conference on Retroviruses and Opportunistic Infections (CROI) held this week in Denver, Colorado.

The first presentation was a more detailed analysis of PA-457’s Phase 2a data, which were initially announced by Panacos on August 22, 2005. The new analysis was presented by Dr. Patrick F. Smith of the University at Buffalo in an oral presentation titled: “Pharmacokinetics/Pharmacodynamics of PA-457 in a 10-day Multiple Dose Monotherapy Trial in HIV-infected Patients.” The presentation was co-authored by the investigators on the Phase 2a trial as well as Panacos scientists. The Phase 2a study demonstrated that PA-457 had potent anti-HIV activity following 10 days of once-daily dosing in HIV-infected patients, meeting its primary endpoint with a statistically significant median reduction in viral load of greater than 1 log10 at 200 mg, the highest dose level in the study. In his presentation, Dr. Smith described the use of a mathematical model to analyze the relationship between PA-457’s pharmacokinetics and the drug’s antiviral effect. The model explained 84% of the antiviral response to PA-457 that was observed in the Phase 2a trial, with PA-457 plasma concentration accounting for most (88%) of the modeled variability in antiviral responses among patients. Dr. Smith’s analysis also suggested that doses higher than 200mg may lead to greater antiviral activity, which Panacos intends to explore in future clinical trials.

In another oral presentation at CROI, Dr. Catherine Adamson of Dr. Eric Freed’s laboratory at the National Cancer Institute presented a study completed in collaboration with Panacos, titled: “Viral resistance to PA-457, a novel inhibitor of HIV-1 maturation.” This study extended previous work by analyzing PA-457-resistant HIV variants that were generated in vitro by serial HIV passage at sub-optimum drug concentrations. Amino acid changes conferring PA-457-resistance were found exclusively near the junction of two HIV proteins, called capsid and SP1, adding to the evidence that this junction is PA-457’s molecular target. PA-457 blocks HIV maturation by preventing the separation of capsid from SP1, so that following PA-457 treatment the HIV virus particles released from infected cells are immature and non-infectious. Several of the resistant mutant virus strains in this study exhibited reduced fitness for replication. The study also analyzed virus from patients in the Phase 2a clinical study and found that no resistance mutations were detected during or following treatment with PA-457. The study concluded that there may be a high genetic barrier to resistance development against PA-457.

A third study entitled: “The first in class maturation inhibitor, PA-457, is a potent inhibitor of HIV drug-resistant isolates and acts synergistically with approved HIV drugs in vitro,” was presented by Nicole Kilgore of Panacos. In this study, PA-457’s anti-HIV activity was tested against a number of commonly occurring HIV strains resistant to approved drugs including nucleoside reverse transcriptase inhibitors (NRTIs), non-NRTIs, protease inhibitors, and fusion inhibitors. The study indicated that PA-457 had potent anti-HIV activity in vitro against all resistant strains tested. These results are consistent with PA-457 having a distinct mechanism of action and no cross-resistance with currently approved drugs. Drug resistance is the most pressing problem in HIV therapy and the leading cause of treatment failure.

This presentation also included study results indicating that PA-457’s in vitro anti-HIV activity is in most cases synergistic in combination with approved drugs, with no antagonism observed in any combination. These results support the potential for increased activity of PA-457 when used in combination therapy.

“We believe that these data on the Phase 2a study, resistance profile, and synergistic activity of PA-457 continue to be encouraging indicators for future development,” said Dr. Samuel Ackerman, President and CEO of Panacos. “Of particular interest are the pharmacodynamic modeling results, which support our plan to go higher in dose in an upcoming Phase 2b study of PA-457, with the likelihood of achieving an even greater antiviral response than we saw in Phase 2a.”

For more information on CROI, please visit http://www.retroconference.org/.

About Panacos

Panacos is developing the next generation of anti-infective products, with a focus on small molecule oral drugs for the treatment of HIV and other major human viral diseases. Panacos’ proprietary discovery technologies focus on novel targets in the virus life cycle, including virus maturation and virus fusion.

Except for the historical information contained herein, statements made herein, including those relating to the timing of progress in, and future plans for, PA-457’s clinical development are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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